SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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RICHARDSON ELECTRONICS, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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RICHARDSON ELECTRONICS, LTD.

40W267 Keslinger Road

P.O. Box 393

LaFox, Illinois 60147-0393

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 7, 2008

To the stockholders of Richardson Electronics, Ltd.:

The annual meeting of stockholders of Richardson Electronics, Ltd., a Delaware corporation, will be held on Tuesday, October 7, 2008, at 3:15 p.m. Chicago time, at our offices at 40W267 Keslinger Road, LaFox, Illinois, for the following purposes:

1.	To elect seven directors;

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

All stockholders are cordially invited to attend the meeting, although only stockholders of record at the close of business as of August 12, 2008, are entitled to notice of, and to vote at, the annual meeting and at any adjournment thereof. If you would like directions to the location of the annual meeting, please contact us at (630) 208-2371 or visit our website at www.rell.com/pdfs/map_directions.pdf.

Regardless of whether you expect to be present at the meeting, please complete, sign and date the enclosed proxy and mail it promptly in the enclosed envelope. Returning the enclosed proxy will not affect your right to vote in person if you attend the meeting.

By order of the Board of Directors,

EDWARD J. RICHARDSON
Chairman of the Board, Chief Executive Officer and President

LaFox, Illinois

September 15, 2008

PROXY STATEMENT

RICHARDSON ELECTRONICS, LTD.

PROXY STATEMENT

ANNUAL MEETING INFORMATION

The Board of Directors of Richardson Electronics, Ltd. (the “Company”, “we” or “us”) is soliciting your proxy for the annual meeting of stockholders to be held at our corporate headquarters located at 40W267 Keslinger Road, LaFox, Illinois 60147-0393, on Tuesday, October 7, 2008, at 3:15 p.m., and at any and all adjourned sessions of the annual meeting.

We are mailing our annual report on Form 10-K for the fiscal year ended May 31, 2008, to stockholders with this notice and proxy statement (including the form of proxy) on or about September 15, 2008.

Record Date and Quorum Requirements

Only stockholders of record at the close of business on August 12, 2008, will be entitled to vote at the annual meeting. The majority of the combined voting power of the shares of our common stock and Class B common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy to have a quorum for the transaction of business at the annual meeting. Shares of common stock and Class B common stock present in person or represented by proxy (including shares which abstain, withhold the vote or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists for matters presented at the annual meeting. At the close of business on August 12, 2008, we had 14,864,561 shares of common stock issued and outstanding and 3,048,258 shares of Class B common stock issued and outstanding. Each share of common stock is entitled to one vote. Each share of Class B common stock is entitled to ten votes.

Voting Shares and Votes Required

Your vote is very important. If you do not vote your shares, you will not have an impact with respect to the issues to be voted on at this annual meeting.

Directors will be elected by the vote of a plurality of the shares present or represented by proxy and voting at the meeting. Ernst & Young LLP will be ratified as our independent registered public accounting firm by the vote of a majority of the shares present or represented by proxy and voting at the meeting. In the absence of a specific direction from the stockholders, proxies will be voted for the election of all named director nominees and for the ratification of Ernst & Young LLP. A properly executed proxy card marked “Abstain” with respect to either proposal will constitute a vote against such proposal. If any nominee should become unavailable for election as a director (which is not contemplated), the proxies will have discretionary authority to vote for a substitute.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. Broker non-votes will not affect the determination of the outcome of the vote on the election of directors or the ratification of Ernst & Young LLP as our independent registered public accounting firm. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker’s discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote on the non-routine matter. Under the rules and regulations of the primary trading markets applicable to most brokers, the election of directors and the ratification of Ernst & Young LLP as our independent registered public accounting firm are routine matters on which a broker has the discretion to vote if instructions are not received from the client in a timely manner.

Submitting Your Proxy

To ensure that your vote is recorded promptly, please vote as soon as possible. You may vote by completing, signing and mailing the enclosed proxy card in the enclosed postage-paid envelope.

If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

•	FOR the election of the director nominees; and

•	FOR the ratification of Ernst & Young LLP as our registered public accounting firm.

In addition, if you submit a proxy card, the persons named as proxies will have discretionary authority to vote on any other matters presented at the meeting. We are not aware of any other matters that are likely to be brought before the meeting.

Stockholders that attend the annual meeting and wish to vote in person will be given a ballot at the meeting. If your shares are held in “street name” and you want to attend the annual meeting, you must bring an account statement or letter from the brokerage firm or bank holding your shares showing that you were the beneficial owner of the shares on the record date. If you want to vote shares that are held in “street name” or are otherwise not registered in your name, you will need to obtain a “legal proxy” from the holder of record and present it at the annual meeting.

Revoking or Changing Your Proxy

You may revoke or change your proxy at any time before it is voted at the annual meeting. If you are a stockholder of record, meaning one whose shares are registered in his or her own name, to revoke or change a proxy, you may:

•	submit another properly signed proxy that bears a later date;

•	deliver a written revocation to our corporate secretary; or

•	attend the annual meeting or any adjourned session thereof and vote in person.

If you are a beneficial owner of our common stock, and not the stockholder of record (for example your common stock is registered in “street name” with a brokerage firm), you must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke or change a proxy. You should contact the stockholder of record directly for more information on these procedures.

Other Information

We will bear the expense of soliciting proxies. Our officers and certain other employees, without additional remuneration, may also solicit proxies personally or by telephone, e-mail or other means.

Our Annual Report on Form 10-K for the fiscal year ended May 31, 2008, may be found at our website at www.rell.com or through the electronic data system of the Securities and Exchange Commission, or the SEC, called EDGAR, at www.sec.gov. In addition, we will send any stockholder a free copy of our Annual Report on Form 10-K for the fiscal year ended May 31, 2008, as filed with the SEC, except for exhibits, which may be provided at an additional charge.

To receive your copy, please send a written request to the Secretary, Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393.

PRINCIPAL STOCKHOLDERS

Directors and Officers

The following table sets forth the name of each of our directors, nominees for director and named executive officers and ownership of common stock and Class B common stock (by number of shares and as a percentage of the total outstanding shares of each class and as a percentage of the total voting power of all outstanding voting shares combined) of each director and nominee and each named executive officer and of all executive officers and directors as a group. Because Class B common stock is convertible into common stock (on a one-for-one basis), the number of shares listed as owned under the common stock column in the table also includes the number of shares listed under the Class B common stock column. The information in the table has been furnished to us by the persons listed.

	Common Stock and Class B Common Stock Beneficially Owned As of August 12, 2008
Name	Number of Shares of Common(1)(2)		Percent of Class(3)	Number of Shares of Class B Common		Percent of Class	Percent of Total Voting if Class Voting not Applicable(3)
Directors and Nominees for Election as Director

Edward J. Richardson Chairman, Chief Executive Officer, Chief Operating Officer and President	3,056,520	(4)	17.11%	3,029,188		99.37%	66.93%

Arnold R. Allen(5)	40,000	(6)	*	11,782	(7)	*	*

Jacques Bouyer	58,250	(8)	*	0		*	*

Scott Hodes	88,424	(9)	*	3,712		*	*

Ad Ketelaars	15,000	(10)	*	0		*	*

John R. Peterson	50,000	(11)	*	0		*	*

Harold L. Purkey	72,000	(12)	*	0		*	*

Samuel Rubinovitz	55,431	(13)	*	825		*	*

Non-Director Named Executive Officers

Kathleen S. Dvorak Executive Vice President, Chief Financial Officer and Chief Strategy Officer	20,000	(14)	*	0		*	*

David J. DeNeve Former Senior Vice President, Chief Financial Officer and Treasurer	0		*	0		*	*

Dan Fujii Former Interim Chief Financial Officer and Corporate Controller	0		*	0		*	*

Gregory J. Peloquin Executive Vice President and General Manager, RF, Wireless & Power Division	64,641	(15)	*	0		*	*

Wendy Diddell Executive Vice President, Corporate Development	29,602	(16)	*	0		*	*

Bart Petrini Executive Vice President and General Manager, Electron Device Group	12,772	(17)	*	0		*	*

All Executive Officers and Directors as a Group (including Mr. Richardson, 20 persons)	3,643,071	(18)	19.89%	3,045,507		99.53%	68.55%

*	Less than 1%.
(1)	Includes the number of shares listed under the column “Number of Shares of Class B common.”
(2)	Except as noted, beneficial ownership of each of the shares listed is comprised of either sole investment and sole voting power, or investment power and voting power that is shared with the spouse of the director or officer, or voting power that is shared with the Trustee of our Employees Stock Ownership Plan (“ESOP”) with respect to shares identified as allocated to the individual’s ESOP account.
(3)	Common stock is entitled to one vote per share and Class B common stock is entitled to ten votes per share.
(4)	Includes 3,029,188 shares of common stock which would be issued upon conversion of Mr. Richardson’s Class B common stock and 27,332 shares of common stock allocated to the account of Mr. Richardson under the ESOP. Does not include (i) 22,035 shares of common stock held by William G. Seils, Of Counsel to the Company, as custodian for Mr. Richardson’s sons, Alexander and Nicholas, (ii) 500 shares of common stock held directly by Alexander, (iii) 500 shares of common stock held directly by Nicholas and (iv) 9,897 shares of common stock held by Mr. Richardson’s wife, as to all of which Mr. Richardson disclaims beneficial ownership. Mr. Richardson has pledged 2,120,500 shares of his Class B common stock as security to JP Morgan Chase Bank to secure a personal loan.
(5)	Mr. Allen serves as a director as of the date of this proxy statement, but he is not a nominee for election as a director at the annual meeting.
(6)	Includes 26,781 shares of common stock to which Mr. Allen holds stock options exercisable within 60 days.
(7)	Includes 11,782 shares of Class B common stock to which Mr. Allen holds stock options exercisable within 60 days.
(8)	Includes 50,000 shares of common stock to which Mr. Bouyer holds stock options exercisable within 60 days.
(9)	Includes 3,712 shares of common stock which would be issued upon conversion of Mr. Hodes’ Class B common stock and 45,000 shares of common stock to which Mr. Hodes holds stock options exercisable within 60 days.
(10)	Includes 15,000 shares of common stock to which Mr. Ketelaars holds stock options exercisable within 60 days.
(11)	Includes 45,000 shares of common stock to which Mr. Peterson holds stock options exercisable within 60 days.
(12)	Includes 45,000 shares of common stock to which Mr. Purkey holds stock options exercisable within 60 days.
(13)	Includes 825 shares of common stock which would be issued upon conversion of Mr. Rubinovitz’ Class B common stock and 50,000 shares of common stock to which Mr. Rubinovitz holds stock options exercisable within 60 days.
(14)	Includes 10,000 shares of restricted common stock which vest in three equal installments beginning November 5, 2008. Ms. Dvorak has the power to vote all of such shares prior to vesting.
(15)	Includes 60,314 shares of common stock to which Mr. Peloquin holds stock options exercisable within 60 days and 1,335 shares of common stock allocated to the account of Mr. Peloquin under the ESOP.
(16)	Includes 27,222 shares of common stock to which Ms. Diddell holds stock options exercisable within 60 days and 292 shares of common stock allocated to the account of Ms. Diddell under the ESOP.
(17)	Includes 5,500 shares of common stock to which Mr. Petrini holds stock options exercisable within 60 days and 272 shares of common stock allocated to the account of Mr. Petrini under the ESOP.
(18)	Does not include 22,035 shares of common stock held by Mr. Seils as custodian for Mr. Richardson’s sons or 9,897 shares of common stock held by Mr. Richardson’s spouse. Includes: (i) 3,033,725 shares of common stock which would be issuable on conversion of Class B common stock; (ii) 435,407 shares of common stock issuable upon options exercisable within 60 days; (iii) 11,782 shares of common stock which would be issuable on conversion of Class B common stock issuable upon options exercisable within 60 days; and (iv) includes 37,037 shares of common stock held in the ESOP and allocated to the accounts of members of the group, which shares are ratably forfeitable in the event the officer leaves employment prior to completing six years of service.

Other Beneficial Owners

As of August 12, 2008, to our knowledge, Mr. Richardson and the entities identified in the following table are the only persons or firms who owned beneficially 5% or more of our outstanding common stock or Class B common stock:

	Common Stock and Class B Common Stock Beneficially Owned As of August 12, 2008(1)
Name of Beneficial Owner	Number of Shares of Common		Percent of Class(2)	Number of Shares of Class B Common	Percent of Class	Percent of Total Voting If Class Voting Not Applicable(2)
Heartland Advisors Inc.(3)	1,400,000	(3)	9.42%	0	0	3.09%
T. Rowe Price Associates, Inc.(4)	1,327,821	(4)	8.93%	0	0	2.93%
Dimensional Fund Advisors LP(5)	1,152,254	(5)	7.75%	0	0	2.54%
Royce & Associates, LLC(6)	1,046,578	(6)	7.04%	0	0	2.31%
Wells Capital Management, Inc.(7)	1,006,598	(7)	6.77%	0	0	2.22%
Buckhead Capital Management, LLC(8)	861,283	(8)	5.79%	0	0	1.90%
DePrince, Race & Zollo, Inc.(9)	828,474	(9)	5.57%	0	0	1.83%

(1)	Date of holdings information is as of August 12, 2008, unless otherwise noted in footnotes.
(2)	Common stock is entitled to one vote per share and Class B common stock is entitled to ten votes per share. Computation assumes that Class B common stock held or subject to acquisition pursuant to stock option is not converted into common stock.
(3)	Heartland Advisors, Inc. (“Heartland”) is an investment advisor with power to direct investments and/or power to vote the securities. Clients of Heartland have the economic interest related to the securities. Information disclosed in this table was obtained from Heartland on August 19, 2008. The address for Heartland is 789 N. Water St., Suite 500, Milwaukee, WI 53202.
(4)

Includes 616,721 shares of common stock which would be issued on conversion of our 7  3/4% convertible senior subordinated notes due 2011. The securities indicated in the table are owned by various individuals and institutional investors including the T. Rowe Price Small Cap Value Fund, Inc. (which owns 710,000 shares of common stock, and all of the included notes, for a total of 1,326,721 shares), for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or power to vote the securities. For purposes of SEC reporting requirements, Price Associates is deemed to be a beneficial owner of such securities. However, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates serves as investment advisor with power to direct investments and/or power to vote a total of 1,327,821 shares. Information disclosed in this table was obtained from Price Associates on August 12, 2008. The address for Price Associates is 100 East Pratt Street, Baltimore, MD 21202.

(5)	Information disclosed in this table was obtained from a Schedule 13F filed with the SEC on May 5, 2008. The address for Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, CA 90401.
(6)	Royce & Associates, LLC (“Royce”) is an investment adviser to the Royce Funds and a direct wholly-owned subsidiary of Legg Mason, Inc. Information disclosed in this table was obtained from Royce on July 28, 2008. The address for Royce is 1414 Avenue of the Americas, New York, NY 10019.
(7)	Information disclosed in this table was obtained from Wells Capital Management, Inc. (“Wells Capital”) on July 31, 2008. The address for Wells Capital is 420 Montgomery Street, San Francisco, CA 94163.
(8)	Information disclosed in this table was obtained from a Form 13F filed with the SEC on August 1, 2008. The address for Buckhead Capital Management, LLC is 1545 Peachtree Street NE, Suite 550, Atlanta, GA 30309.
(9)	Information disclosed in this table was obtained from a Form 13F filed with the SEC on May 12, 2008. The address for DePrince, Race & Zollo, Inc. is 250 Park Avenue South, Suite 250, Winter Park, FL 32789.

PROPOSAL I

ELECTION OF DIRECTORS

At the annual meeting, stockholders will elect a board of seven directors to serve until the next annual meeting, or until their successors are elected and shall have qualified, subject to their earlier death, resignation or removal as permitted by law. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the seven persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.

Arnold R. Allen has served as a member of our board of directors since 1986 and will continue to serve until the annual meeting. On September 10, 2008, Mr. Allen announced his intention to retire from the board effective at the annual meeting. Accordingly, the board has not nominated Mr. Allen for election as a director at the annual meeting. The board determined that it was in the best interests of the Company to reduce the size of the board in connection with Mr. Allen’s retirement, which the board accomplished by amending our By-Laws pursuant to a resolution adopted by the board on September 10, 2008, to be effective October 7, 2008. The amendment will reduce the size of the board of directors from eight members to seven members.

Information Relating to Directors and Nominees

Listed below are the nominees of our board of directors for election at the annual meeting. The following sets forth specific information about each nominee as of September 12, 2008.

Jacques Bouyer, 80, has been a director since 1990. He retired as Chief Executive Officer and then as Chairman of the Board of Philips Components-France in 1994 and 1995, respectively. Since that time, Mr. Bouyer has held several positions, most recently as chairman and a member of the board of BeThe1-Paris, a small internet start-up company from 2002 until 2007.

Scott Hodes, 71, has been a director since 1983. Mr. Hodes has been a partner since January 2004 at the law firm of Bryan Cave LLP, which firm provides legal services to the Company. From 1992 until 2004, Mr. Hodes was a partner with the law firm of McGuire Woods Ross & Hardies LLP and its predecessor Ross & Hardies LLP.

Ad Ketelaars, 51, has been a director since 1996. Beginning October 1, 2008, Mr. Ketelaars will be the Managing Director and Chief Executive Officer of Cybertech International, a global supplier of voice recording and monitoring solutions. Prior to that he was the Chief Executive Officer of NEC Philips Unified Solutions since March 2003. Prior to that he was the Vice President and Managing Director of Richardson Electronics Europe, an affiliate of ours, from May 1993 until July 1996.

John R. Peterson, 51, has been a director since 1999. Mr. Peterson has been Managing Director, the Head of Investment Banking and a member of the board of directors of Cleary Gull Inc., an investment banking and investment consulting firm since 2002.

Harold L. Purkey, 64, has been a director since 1994. Mr. Purkey retired as the Managing Director of First Union Securities in 2001.

Edward J. Richardson, 66, has been a director since 1965. He is currently the Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer of the Company.

Samuel Rubinovitz, 78, is our lead director and has been a director since 1984. Mr. Rubinovitz is a management consultant and also a director of LTX Corporation (NASDAQ:LTXX) and a member of its Audit Committee.

Our board of directors recommends that the nominees identified above be elected as directors and urges you to vote “FOR” them.

CORPORATE GOVERNANCE

Independence of Directors

The board has determined that Messrs. Bouyer, Hodes, Ketelaars, Peterson, Purkey and Rubinovitz are independent as defined by NASDAQ listing standards. All members of the Audit, Compensation and Nominating Committees, respectively, are independent within the applicable SEC and NASDAQ rules for members of such committees.

Code of Conduct and Ethics

We have adopted a written code of conduct and ethics that applies to all directors, officers and employees, including the chief executive officer and chief financial officer. A current copy of the code is posted on our website, which is located at www.rell.com under “Investor Relations” and may be obtained without charge from our Legal Department, Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Hotline Practices

Our policies and practices include ethical and legal standards which must be followed by employees in conducting our business. Compliance with laws and regulations is specifically required. Every employee has the right and duty to report to the Company, to the extent not contrary to local law, any conduct which does not conform to these ethical and legal standards. We established the Richardson Hot Line/Open Line to receive reports of possible wrongdoing and to answer questions about business conduct. Calls go directly to our Internal Audit Representative, Audit Committee Representative or Legal Department. Also, employees may report violations directly to appropriate government officials. Hotline posters explaining the procedure for making and handling Hot Line/Open Line calls are posted in our facilities and on our intranet for all employees to review. Employees at any level can call directly when they have a business conduct issue, without fear of reprisal.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors, and none of them are present or past employees or officers of the Company or any of its subsidiaries.

Stockholder Communications

Stockholders may communicate with our board of directors by writing to Richardson Electronics, Ltd., Board of Directors-Legal Department, 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393.

BOARD OF DIRECTORS AND COMMITTEES

Throughout the last fiscal year, our board of directors consisted of eight members. In connection with the retirement of Arnold R. Allen from the board effective as of the annual meeting, the board will be reduced to seven members as of October 7, 2008, the date of the annual meeting. Mr. Rubinovitz is the lead director who, as an independent director, acts in a lead capacity to coordinate the other independent directors, chairs the executive sessions of the independent directors and performs such other functions as the board may direct. Executive sessions of the independent directors are regularly scheduled and are held at least once a year.

During the last fiscal year, the board of directors held five meetings. Each director attended at least 75% of the aggregate number of such meetings and meetings of the committees on which he served. Although we have no formal policy about director’s attendance at the annual meeting of stockholders, it is encouraged. Last year, six directors attended the annual meeting.

Committees of the Board

In fiscal year 2008, the board of directors had six standing committees: the Audit Committee, Compensation Committee, Executive Committee, Nominating Committee, Stock Option Committee and Strategic Planning Committee. The members and chair of each committee are as follows:

Director	Audit	Compensation	Executive	Nominating	Stock Option	Strategic
Edward Richardson			✓ (Chair)			✓
Arnold Allen				✓		✓
Jacques Bouyer		✓		✓	✓	✓ (Chair)
Scott Hodes		✓		✓		✓
Ad Ketelaars				✓		✓
John R. Peterson	✓ (Chair)			✓		✓
Harold L. Purkey	✓			✓		✓
Samuel Rubinovitz	✓	✓ (Chair)	✓	✓ (Chair)	✓ (Chair)	✓

Executive Committee. The Executive Committee did not meet during the last fiscal year and acted on two occasions by unanimous written consent. This committee may exercise all authority of the board in the management of the Company during the interval between meetings of the board, except as otherwise provided in our By-Laws or by applicable law.

Audit Committee. The Audit Committee held four meetings and acted on one occasion by unanimous written consent in the last fiscal year. This committee meets for the purpose of engaging and discharging the independent auditors (or recommending such actions), directing and supervising special investigations, reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the scope and results of our procedures for internal auditing, approving each professional service provided by the independent auditors prior to the performance of such services, reviewing the independence of the independent auditors, considering the range of audit and nonaudit fees for the independent auditors and reviewing the adequacy of the issuer’s system of internal accounting controls and such other matters relating to our financial affairs and accounts as required by law or regulation or as it deems desirable or as the board may assign to it. The board has determined that the composition and functioning of the committee complies with the rules of the SEC and NASDAQ, including that each of its members is independent, as that term is defined in NASDAQ rules, and that one of its members, John R. Peterson, qualifies as an “Audit Committee Financial Expert,” as that term is defined in SEC rules, and is also independent, as that term is used in SEC and NASDAQ rules. The Audit Committee has adopted a written charter approved by the board. A copy of the charter was included with our 2007 proxy statement and is available on our website at www.rell.com.

The Audit Committee’s report begins on page 31.

Compensation Committee. The Compensation Committee held three meetings and acted seven times by unanimous written consent in the last fiscal year. It is responsible for reviewing and establishing the compensation policy and guidelines for, and the compensation of, executive officers. The board has determined that the composition and functioning of this committee complies with the applicable NASDAQ and SEC requirements.

The Compensation Committee is composed of three independent directors. The committee’s responsibilities include:

•

Establishing, reviewing and approving the base salary, non-equity incentive compensation, perquisites, and any other forms of non-equity compensation for our Chairman and Chief Executive Officer and for our executive officers;

•	Reviewing and monitoring our incentive compensation and retirement plans and performing the duties imposed on the Committee by the terms of those plans; and

•	Performing other duties deemed appropriate by the board.

The Compensation Committee’s Chairman reports the committee’s recommendations on executive compensation to the board. Our Human Resources Department supports the committee and may be delegated authority to fulfill certain administrative duties regarding compensation programs. The Compensation Committee has authority to retain, approve fees for and terminate consultants as it deems necessary to assist in the fulfillment of its duties and responsibilities. The Compensation Committee has adopted a written charter which is available on our website at www.rell.com.

The Compensation Committee’s report begins on page 24.

Stock Option Committee. The Stock Option Committee held two meetings and acted five times by unanimous written consent in the last fiscal year. It administers our Employees 1999 Stock Purchase Plan and 2001 Incentive Compensation Plan, including determining the employees to whom stock options and stock awards are granted, the number of shares subject to each option or award, and the date or dates upon which each option or award may be exercised.

Strategic Planning Committee. The Strategic Planning Committee, which includes all directors, met two times in the last fiscal year. This committee is responsible for developing and reviewing our long-term strategic plans.

Nominating Committee. The Nominating Committee held no meetings and acted one time by unanimous written consent in the last fiscal year. In considering whether to recommend any particular candidate for inclusion on the board’s slate of recommended director nominees, the nominating committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, absence of conflicts of interest and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will best allow the board to fulfill its responsibilities. Management and the directors submit candidates for nomination for election to the board for committee consideration. After due consideration, the committee selects the nominees. The committee has not adopted a written charter.

Stockholders may also submit names of candidates for consideration by the Nominating Committee, provided that such submissions must be received by the board no later than the July 1st immediately preceding the annual meeting of stockholders. Stockholders may also nominate a candidate or candidates for election as a director at the annual meeting at which directors are elected.

Director Compensation

Prior to January 2008, non-employee directors (defined as any director who is not an officer or employee of the Company or any of its subsidiaries or affiliates) received a quarterly retainer of $3,000 and a fee of $500 for each board or committee meeting attended in person or by telephone (other than Audit Committee meetings, for which the fee was $1,000), plus travel expenses. The Chairman of the Audit Committee receives an additional quarterly retainer of $1,500. As of January 8, 2008, the board temporarily reduced all of these fees by 5%, which reduction remains in place as of the date of this proxy statement.

Summary Director Compensation Table

Name of Director	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Edward J. Richardson	$—	$—	$—	$—
Arnold R. Allen	15,100	13,750	14,000	42,850
Jacques Bouyer	17,550	13,750	—	31,300
Scott Hodes	16,575	13,750	—	30,325
Ad Ketelaars	15,100	13,750	—	28,850
John R. Peterson	24,850	13,750	—	38,600
Harold L. Purkey	19,000	13,750	—	32,750
Samuel Rubinovitz	21,450	13,750	—	35,200

(1)	The amounts in this column represent the amount of cash compensation earned in fiscal 2008 for Board and committee service.
(2)	Directors receive an annual grant of 5,000 options starting on the fifth anniversary of being elected to the Board. The options fully vest on the date of grant. The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2008 for the fair value of stock options granted to each director in fiscal 2008, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts in this column reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by each director. For the relevant assumptions used in determining the fair value of stock option awards, refer to Note 1, “Stock-Based Compensation,” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on July 31, 2008.
(3)	Mr. Allen provided management consultant services to us in fiscal 2008. The amount in this column represents the amount of cash compensation earned in fiscal 2008 by Mr. Allen for these services.

In addition, upon election to the board, each current non-employee director (except Mr. Ketelaars and Mr. Allen, who were not eligible at the time each joined the Board) was granted an option to acquire 25,000 shares of our common stock at an exercise price equal to the fair market value of common stock on the date of grant. Further, pursuant to our 2006 Stock Option Plan for Non-Employee Directors, any non-employee director who is elected or appointed after October 18, 2005, will be granted an option to acquire 25,000 shares of common stock which will vest in equal installments over a 5-year period from the date of grant. The 2006 plan was adopted to promote the long-term interests of the Company by attracting and retaining qualified and experienced directors and by providing additional incentive for such directors to work for the success and growth of the Company. In addition to the initial grant, beginning with their fifth anniversary of being appointed or elected to the board, each non-employee director will receive an annual option to purchase 5,000 shares of common stock. All such annual options will be fully vested and exercisable on the date of grant. All options granted pursuant to the 2006 plan are at an exercise price equal to the fair market value of our common stock on the date of grant and are exercisable for a period of ten years and one month from the date of grant. All option grants under the 2006 plan are automatic and non-discretionary and subject to the terms and conditions set forth in the plan.

Upon the termination of a director because of death, retirement, or removal from the board within one year after a change of control, options granted to the non-employee directors become fully exercisable with respect to all shares covered thereby and remain fully exercisable until the option expires by its terms.

Related Party Transactions

Mr. Hodes is a partner in the law firm of Bryan Cave LLP, which provided legal services to the Company in fiscal 2006, 2007 and 2008 and continues to provide legal services in fiscal 2009.

Mr. Allen provided management consulting services to the Company in fiscal 2008 and will continue to provide such services in fiscal 2009. In fiscal 2008, he received payments of $14,000 from the Company.

Pursuant to our Corporate Code of Conduct, related party transactions must be reviewed and approved by the board of directors prior to the Company entering into such transactions. The board did not consider and approve the transactions between the Company and each of Mr. Hodes and Mr. Allen in fiscal 2008 as these are long-term, ongoing arrangements that the board of directors has previously considered and approved.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who may be deemed to own beneficially more than ten percent of our stock to file initial reports of ownership and reports of changes in ownership with the SEC and NASDAQ. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2008, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.

EXECUTIVE OFFICERS

The following were our executive officers as of September 12, 2008:

Name	Age	Position
Edward J. Richardson	66	Chairman, Chief Executive Officer, Chief Operating Officer and President
Kathleen S. Dvorak	51	Executive Vice President, Chief Financial Officer and Chief Strategy Officer
Gregory J. Peloquin	44	Executive Vice President and General Manager, RF, Wireless & Power Division
Bart Petrini	69	Executive Vice President and General Manager, Electron Device Group
Wendy Diddell	43	Executive Vice President, Corporate Development
Bradley R. Knechtel	47	Executive Vice President, Supply Chain Management
Kyle C. Badger	40	Executive Vice President, General Counsel and Secretary
Michael J. Bauer	56	Senior Vice President and Chief Human Resources Officer
Kathleen M. McNally	49	Senior Vice President, Marketing Operations and Customer Support
Douglas B. Albregts	41	Vice President and General Manager, Display Systems Group
James M. Dudek, Jr.	36	Controller and Chief Accounting Officer

Mr. Richardson has been employed by us or our predecessor since 1961, holding several positions during this time. He was Chairman of the Board, Chief Executive Officer and President from September 1989 until November 1996. Since that time, Mr. Richardson has continued to hold the offices of Chairman of the Board and Chief Executive Officer, and in April 2006 he also became President and Chief Operating Officer.

Ms. Dvorak has been Executive Vice President, Chief Financial Officer and Chief Strategy Officer from November 2007. Prior to joining us, Ms. Dvorak was employed by United Stationers Inc. as Senior Vice President and Chief Financial Officer from 2001 to October 2007; Senior Vice President Investor Relations and Financial Administration from 2000 to 2001; Vice President, Investor Relations and Assistant Corporate Secretary from 1997 to 1999 and Director of Investor Relations/Corporate Communications/Risk Manager from 1982 to 1997.

Mr. Peloquin has been Executive Vice President and General Manager of the RF, Wireless & Power Division since January 2002. Prior to that, he was Vice President of the RF & Wireless Communications Group beginning in November 1999. He first joined us in 1990 and held various positions in product management until 1997 when he left to join Motorola, Inc. as Director of Global Distribution for Wireless Infrastructure Division, which position he held until he rejoined us in 1999.

Mr. Petrini has been Executive Vice President and General Manager of the Electron Device Group since November 2006. Prior to that, Mr. Petrini was Adjunct Professor of International Business in the Graduate School of Management at The University of California at Davis and a consultant on international strategic alliances, sourcing and channel development from 2003 to 2006. Prior to that, Mr. Petrini was President and CEO of Communications & Power Industries, Inc. from 2000 to 2003. Prior to that, he was Executive Vice President and General Manager of our Electron Device Group from 1994 to 2000.

Ms. Diddell has been Executive Vice President, Corporate Development since June 2007. Prior to that, Ms. Diddell was Executive Vice President and General Manager of our Security Systems Division since

February 2006. Prior to that, Ms. Diddell had been Vice President and General Manager of the Security Systems Division since June 2004. Prior to that, Ms. Diddell was employed as a management consultant for the Security Systems Division since July 2003. From 1997 to June 2003, Ms. Diddell was employed as the Senior Vice President of Sales and Marketing for Ultrak, Inc., a global manufacturer of closed circuit television and access control systems for the commercial and government markets.

Mr. Knechtel has been Executive Vice President of Supply Chain Management since July 2007. Mr. Knechtel was Vice President of Supply Chain Management since July 2006. Prior to that, Mr. Knechtel was the Director of Supply Chain with Knowles Electronics since 2003 and before that, Director of Eurasia Supply Chain for 3Com Corporation since 1995. In addition, he held various strategic planning, sourcing and purchasing, contract negotiation and management, and logistics positions with the United States Army.

Mr. Badger has been Executive Vice President, General Counsel and Secretary since August 2007. Prior to that, Mr. Badger was Senior Counsel with Ice Miller, LLP from April 2006 to August 2007 and a partner and an associate in the corporate practice group of McDermott, Will & Emery LLP from October 1999 to April 2006. Prior to that, Mr. Badger was a corporate associate with Thompson, Hine & Flory LLP.

Mr. Bauer has been Senior Vice President and Chief Human Resources Officer since May 2007. Mr. Bauer was Vice President, Human Resources for Winterthur U.S. Holdings, Inc. from June 2005 to June 2006. Prior to that, Mr. Bauer was Executive Vice President—Chief Resources Officer for SmithBucklin Corporation from March 1997 to May 2005.

Ms. McNally has been Senior Vice President of Marketing Operations and Customer Support since July 2000. She served as Vice President and Corporate Officer of Marketing Operations with us from 1989 until 2000 and Marketing Services Manager from 1986 until 1989. Previously, she held various positions within the marketing department since joining the Company in 1979.

Mr. Albregts has been Vice President and General Manager, Display Systems Group from November 2007. Prior to joining us, Mr. Albregts was employed by NEC Corporation—Display Solutions Division as Senior Vice President, Marketing and Business Development from April 2007 to July 2007; Vice President, Sales and Marketing-Americas from April 2004 to April 2007; Vice President, North American Sales from October 2003 to April 2004; Vice President, Enterprise Sales Division—North America and Canada from April 2001 to October 2003 and Director of Sales, Central Region from November 1997 to April 2001.

Mr. Dudek has been Controller and Chief Accounting Officer since December 2007. Prior to that, Mr. Dudek was Senior Director, Financial Reporting with Career Education Corporation from September 2006 to November 2007 and Director of Accounting from February 2004 to August 2006. Prior to that, Mr. Dudek was with ConAgra Refrigerated Foods Group from September 1999 to February 2004. Most recently serving as Retail Sales Controller from May 2002 to February 2004 and held various positions within the Corporate Financial Planning department from September 1999 to April 2002.

Executive officers are elected annually at the time of the annual stockholders meeting and serve until their earlier resignation, death or removal.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives

The fundamental objectives of our compensation programs for our executive officers are to:

•	Attract and retain highly qualified executives by providing total compensation that is internally equitable and externally competitive;

•	Motivate executives by providing performance-based incentives to achieve our annual financial goals and long term business plans; and

•

Align the interests of executives with those of stockholders by rewarding our executives for individual and corporate performance measured against our goals and plans and by granting stock options and other equity-based compensation.

The Compensation Committee reviews and analyzes our compensation policies, programs and practices annually in light of these objectives and our financial performance to ensure that our non-equity compensation practices are appropriately configured to achieve these three objectives. The Stock Option Committee performs similar functions with respect to the equity compensation components of our compensation practices.

The Compensation Committee operates pursuant to a written charter, which is available on our website at www.rell.com.

Establishing Executive Compensation

Role of the Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the board with respect to the non-equity compensation of executive officers. Its role is to review and approve our non-equity compensation programs, policies and practices with respect to the executive officers. The Compensation Committee assists the board in evaluating the performance of the Chief Executive Officer which is generally conducted during executive sessions of the board. The committee also reviews the Chief Executive Officer’s evaluation of the performance of the other executive officers following the end of each fiscal year. In connection with its review, the Compensation Committee reviews the recommendations of the Chief Executive Officer and independently consults with the Chief Financial Officer and Chief Human Resources Officer in order to determine the base compensation and annual cash bonus opportunities for the executive officers for the upcoming fiscal year in light of the objectives of our compensation programs.

Role of the Stock Option Committee. The Stock Option Committee administers our 2001 Incentive Compensation Plan and, in such capacity, determines equity compensation for our executive officers in the form of awards of stock, restricted stock and stock options. The Stock Option Committee is currently composed of two directors, both of whom also serve on the Compensation Committee. Accordingly, the Stock Option Committee is fully aware of the Compensation Committee’s objectives with respect to our compensation programs, the amount of cash compensation that the Compensation Committee has determined for the executive officers and the reasons for the Compensation Committee’s determinations, and the Stock Option Committee determines equity compensation for the executive officers in light of this information to support the objectives of our compensation programs.

Role of the Chief Executive Officer. The Chief Executive Officer assists the Compensation and Stock Option Committees in reaching compensation decisions by developing recommended compensation for the executive officers other than himself. The Chief Executive Officer also develops performance objectives for executive officers whose incentive compensation includes personal performance goals. The Chief Executive Officer meets with each executive officer formally on an annual basis to review past performance and to discuss performance objectives for the following year.

In connection with developing his recommendations for executive officer compensation, the Chief Executive Officer consults with the Chief Financial Officer with respect to our financial performance and with the Chief Human Resources Officer with respect to the compensation for our non-executive officer employees and the compensation of executive officers at companies with whom we compete for executive talent. The Chief Executive Officer consults with these officers to ensure that his recommendations for executive officer compensation will achieve our annual financial goals and long term business plans and be internally equitable and externally competitive.

The Chief Human Resources Officer bases his opinion of competitive compensation on personal knowledge, publicly available information and informal surveys of other human resource professionals. The Chief Human Resources Officer does not analyze executive compensation at any group of peer companies or prepare a written report setting forth his opinion of competitive compensation.

The Chief Executive Officer also consults informally with members of the Compensation Committee prior to presenting his recommendations to the committee for their review and discussion to ensure that his recommendations will best achieve our compensation objectives.

Role of Employment Agreements. We consider employment agreements to be an important part of recruiting and retaining qualified executive officers. All of the named executive officers other than Mr. Richardson and Mr. Fujii have entered into employment agreements. The employment agreements with each of the named executive officers establish initial base compensation and ongoing annual cash bonus opportunity as a percentage of base compensation. These employment agreements are described in further detail on page 28. Due to his substantial equity stake in the Company, the Compensation Committee does not believe that an employment agreement with Mr. Richardson is necessary to achieve the retention goals served by employment agreements with other named executive officers.

Role of Compensation Consultants. The Company and the Compensation and Stock Option Committees have not historically relied upon the advice of compensation consultants in determining named executive officer compensation. Instead, as described above, the Chief Human Resources Officer advises the Chief Executive Officer and the Compensation Committee regarding competitive executive compensation based on his personal knowledge, publicly available information and informal surveys of other human resource professionals.

Elements of Executive Compensation

Most of our compensation elements fulfill one or more of our compensation objectives. The elements of total compensation for our named executive officers are:

•	base compensation;

•	annual cash bonus compensation;

•	equity-based compensation;

•	profit sharing and 401(k) plans;

•	employee stock ownership plan; and

•	perquisites.

Base Compensation. The Compensation Committee alone determines the Chief Executive Officer’s base compensation. In 1983, the Compensation Committee adopted a resolution that set Mr. Richardson’s base compensation at $250,000 and determined that his base compensation would adjust each year for cost of living increases. On an annual basis since 1983, the Compensation Committee has reaffirmed this resolution and approved a cost of living adjustment for Mr. Richardson. Mr. Richardson’s cost of living adjustment approved by the Compensation Committee in recent fiscal years has been equal to the budgeted increase in compensation for our U.S. employees, which has been based on the annual cost of wages increase in the U.S. as reported by Mercer Global Compensation Planning Report. In fiscal 2008, this amounted to a 3.7% increase in Mr. Richardson’s base compensation. Accordingly, Mr. Richardson’s base compensation at the end of fiscal 2008 was $522,512, representing a 3.7% increase over his base compensation at the end of fiscal 2007 of $503,869. In fiscal 2007, his annual increase in base compensation was 3.6%, and in fiscal 2006 it was 3.5%.

The amount of base compensation for each of the other named executive officers is initially set in the named executive officer’s employment agreement. This initial amount is established with a goal of attracting talented executive officers to the Company and is recommended by the Chief Executive Officer and approved by the Compensation Committee. Thereafter, each of the named executive officer’s base compensation is reviewed annually by the Chief Executive Officer and the Compensation Committee.

In determining appropriate levels of base compensation for the named executive officers other than the Chief Executive Officer, the Chief Executive Officer considers the named executive officer’s individual performance and consults with the Chief Financial Officer with respect to the financial performance of the Company and with the Chief Human Resources Officer with respect to determining base compensation that is internally equitable and externally competitive. The Compensation Committee annually reviews the base compensation of the executive officers set by the Chief Executive Officer and independently consults with the Chief Financial Officer and the Chief Human Resources Officer. The Compensation Committee reports its findings and opinions with respect to base compensation to the board for further discussion so that the board may provide feedback to the Chief Executive Officer regarding its perception of how well the base compensation of the executive officers achieves our compensation objectives.

During fiscal 2008, the Chief Executive Officer considered two types of potential increases to the base compensation of the named executive officers other than himself: (1) “merit increases” based upon the named executive officer’s individual performance, and (2) “market adjustments” based upon the Chief Executive Officer’s opinion of the base compensation for similar executives. Of those named executive officers, in fiscal 2008 only Messrs. Peloquin and Petrini and Ms. Diddell received an increase in base compensation from fiscal 2007. Ms. Dvorak was hired during fiscal 2008 and Messrs. DeNeve and Fujii terminated their employment with us before becoming eligible for an increase in compensation during fiscal 2008. Based on the Chief Executive Officer’s recommendation, Messrs. Peloquin and Petrini received merit increases in their base compensation during fiscal 2008 of 4% and 5%, respectively. For fiscal 2008, the Chief Executive Officer determined that Ms. Diddell should receive a market adjustment of 15.5% to account for the change in her title and role. In fiscal 2007, Ms. Diddell was the head of our SSD/Burtek division, which we sold at the end of fiscal 2007. Beginning in fiscal 2008, Ms. Diddell became Executive Vice President, Corporate Development.

The following table lists the base compensation for each of the named executive officers in fiscal 2008, along with their base compensation in fiscal 2007.

Base Compensation

	FY 2008(1)	FY 2007(2)	FY 2008 Increase
Mr. Richardson	$522,512	$503,869	3.7%
Ms. Dvorak	$350,000	—	N/A
Mr. Peloquin	$260,000	$250,000	4.0%
Mr. Petrini	$210,000	$200,000	5.0%
Ms. Diddell	$233,333	$202,020	15.5%
Mr. DeNeve	—	$262,500	N/A
Mr. Fujii	—	$147,000	N/A

(1)	As of the end of fiscal 2008.
(2)	As of the end of fiscal 2007.

Because base compensation for the named executive officers is determined annually in connection with each named executive officer’s original date of hire and not as of the beginning of the fiscal year, the amounts of salary reported in the Summary Compensation Table on page 25 for the named executive officers do not correspond to their base compensation as set annually by the Chief Executive Officer. Instead, pursuant to applicable requirements, the amounts set forth in the Summary Compensation Table reflect the amounts of base compensation actually received by them during the fiscal year.

Annual Cash Bonus Compensation. During fiscal 2008, the Compensation Committee recommended and the board and stockholders approved the Edward J. Richardson Incentive Compensation Plan to provide incentives for the Chief Executive Officer to improve Company performance and increase stockholder value. Under the plan, Mr. Richardson is awarded an annual cash bonus equal to 2% of our annual net income after taxes each fiscal year, subject to the Compensation Committee’s right, in its sole and exclusive discretion, to reduce the bonus, including a reduction to zero. In accordance with the plan, Mr. Richardson did not receive a bonus for fiscal 2008 because we had no net income after taxes for the fiscal year.

With respect to our other named executive officers, we rely on performance-based cash bonuses under annual incentive compensation plans adopted by the Compensation Committee to reward executive officers for achievement of our annual operating plan and budget. The Compensation Committee believes tying annual cash bonus compensation for executive officers primarily to financial metrics provides the appropriate incentive to the executive officers to contribute to our financial success.

The target cash bonus awards granted to the named executive officers under our annual incentive compensation plan are expressed as a percentage of their base compensation, which excludes car allowance, bonus, equity awards and perquisites, with the percentage for each named executive officer being set in the executive officer’s employment agreement. For fiscal 2008, all of the named executive officers had target cash bonus awards of 50% of their base compensation, except Mr. Fujii who had a target cash bonus award of 25% of his base compensation.

During fiscal 2008, named executive officers who were responsible for managing one of our strategic business units (“SBU managers”) were eligible for annual cash bonuses under the annual incentive compensation plan only to the extent the Company and their strategic business unit achieved certain financial performance. Of the named executive officers, Messrs. Peloquin and Petrini were SBU managers in fiscal 2008. The financial metrics used to determine the annual cash bonuses for SBU managers consisted of the following:

•	Company pre-tax earnings per share;

•	Product margin dollars generated by their strategic business unit;

•	Return on assets measured for their strategic business unit; and

•	Direct operating contribution produced by their strategic business unit.

The board approved each of the targets for these financial metrics at the beginning of the fiscal year. Cash bonuses for the SBU Managers were based 20% on the achievement of the pre-tax earnings per share target, 30% on the achievement of the product margin dollars target, 30% on the achievement of the return on assets target, and 20% on the achievement of direct operating contribution.

Pre-tax earnings per share is a non-GAAP measurement, which we defined as income/(loss) from continuing operations before tax divided by the number of outstanding Class A and Class B common shares. At the discretion of the Compensation Committee certain expenses are excluded from the income/(loss) from continuing operations before tax. In fiscal 2008, such excluded expenses were severance, inventory obsolescence charges, and goodwill impairment charges.

Pursuant to our annual incentive compensation plan for fiscal 2008, pre-tax earnings per share were measured as of the end of each of our first three fiscal quarters in fiscal 2008 on a year to date basis and again at the end of the fiscal year. Cash bonus payments were made to the SBU managers at the end of each of the first three fiscal quarters to the extent that the pre-tax earnings per share performance of the Company against the target on a year to date basis was met. We measured pre-tax earnings per share again at the end of the fiscal year on a fiscal year basis to determine the actual achievement of pre-tax earnings per share for the fiscal year and, if necessary, a final payment was made to the SBU managers to the extent the target had been met but the full bonus opportunity had not yet been paid. However, if the calculation of achievement of the pre-tax earnings per share target indicated that the bonus payments previously paid to the SBU managers on a quarterly basis exceeded the amount that would have been payable on a fiscal year basis, then the SBU managers were not required to return any amount to us.

Similarly, the return on assets and direct operating contribution targets were measured on a quarterly basis with respect to achievement of the targets for the quarter, and bonus awards were made quarterly to the SBU managers to the extent that the strategic business unit had achieved the targets for that quarter. A final calculation was made at the end of the fiscal year with an additional payment made to the SBU managers if the final calculation indicated additional bonus payments were due but if the final calculation indicated that previously paid bonus amounts exceeded what would have been paid solely on a fiscal year basis, then the SBU managers were not required to return any amount to us.

Finally, the product margin targets were measured on a monthly basis with respect to achievement of the targets for the month, and bonus awards were made to the SBU managers monthly to the extent that the strategic business unit had achieved the target for that month. Again, fiscal payments were made at the end of the fiscal year on a fiscal year basis, but the SBU Manager was not required to return any amount to us if the final calculation indicated an amount payable on a fiscal year basis would have been less than the sum of the monthly amounts already paid.

During fiscal 2008, named executive officers who did not manage a strategic business unit, other than Ms. Diddell (“corporate executive officers”), were eligible for annual cash bonuses based 50% on our pre-tax earnings per share, a non-GAAP measurement, and 50% on the corporate executive officer’s personal performance as evaluated by the Chief Executive Officer and approved by the Compensation Committee. Of the named executive officers, Ms. Dvorak and Messrs. DeNeve and Fujii were corporate executive officers in fiscal 2008.

Bonus payments with respect to our pre-tax earnings per share were measured and paid to the corporate executive officers in the same manner as described above with respect to the SBU managers. Bonus payments with respect to personal performance of the corporate executive officers were paid at the end of the first three fiscal quarters in an amount equal to 1/3rd of 1/4th of the total bonus opportunity related to personal performance. At the end of the fiscal year, we calculated the final bonus award based on the corporate executive officer’s personal performance achievement, as determined by the Chief Executive Officer, and a final payment was made to the corporate executive officers.

In determining the achievement of personal performance by the corporate executive officers, the Chief Executive Officer does not adhere to rigid formulas, but instead evaluates each named executive officer’s contributions to the Company in the context of our overall performance.

Mr. DeNeve was not eligible for any bonus payments in fiscal 2008 because he terminated his employment with us prior to earning any such bonus.

The table below sets forth the bonus targets and percentage achievement for each of the named executive officers other than Mr. Richardson and Ms. Diddell for fiscal 2008.

Fiscal 2008 Incentive Targets and Actual Performance(1)

	SBU Heads		Corporate Executive Officers
	Peloquin	Petrini	Dvorak	DeNeve	Fujii
Pre-Tax Earnings Per Share
Target EPS	$1.13	$1.13	$1.13	$1.13	$1.13
Actual EPS	$0.47	$0.47	$0.47	$0.47	$0.47
% Achievement	41.6%	41.6%	41.6%	41.6%	41.6%
Eligible	$25,000	$20,558	$50,481	$—	$7,656	(2)
Earned	$10,398	$8,551	$20,996	$—	$652

Product Margin / Sales Incentive(3)
Target Product Margin	$100,668 (4)	$36,203 (4)	N/A	N/A	N/A
Actual Product Margin	$91,932 (4)	$36,623 (4)	N/A	N/A	N/A
% Achievement	91.3%	102.4%	N/A	N/A	N/A
Eligible	$37,500	$30,837	N/A	N/A	N/A
Earned	$34,238	$31,576	N/A	N/A	N/A

Return on Assets (ROA)(5)
Target ROA	103.61%	80.47%	N/A	N/A	N/A
Actual ROA	95.86%	78.77%	N/A	N/A	N/A
% Achievement	92.52%	97.89%	N/A	N/A	N/A
Eligible	$37,500	$30,837	N/A	N/A	N/A
Earned	$34,695	$30,183	N/A	N/A	N/A

Direct Operating Contribution (DOC)(6)
Target DOC	54,395	18,983	N/A	N/A	N/A
Actual DOC	43,314	17,946	N/A	N/A	N/A
% Achievement	79.6%	94.5%	N/A	N/A	N/A
Eligible	$25,000	$20,558	N/A	N/A	N/A
Earned	$19,907	$19,435	N/A	N/A	N/A

Personal Performance
Rating from the Chief Executive Officer	N/A	N/A	100%	N/A	N/A
Eligible	N/A	N/A	$50,481	N/A	$7,656	(2)
Earned	N/A	N/A	$50,481	N/A	$1,516

Total Eligible	$125,000	$102,790	$100,962	$—	$15,312
Total Earned	$99,238	$88,889	$71,477	$—	$2,168
	79.4%	86.5%	70.8%	0.0%	14.2%

(1)	Dollar amount in thousands, except Earnings Per Share, Total Bonus Opportunity, and Total Bonus Earned.
(2)	Mr. Fujii’s incentive eligibility is based on 5-months of his total annual incentive eligibility as Mr. Fujii's employment ceased on November 5, 2007.
(3)	Product Margin is a non-GAAP measurement, which we define for incentive purposes as direct product margin (product sales less direct product cost) not including provisions such as inventory overstock charges, customer returns, scrap and cycle count adjustments, engineering costs, manufacturing absorption, purchase price variance and certain freight provisions.
(4)	Amounts in thousands.
(5)	Return on Assets is a non-GAAP measurement, which we define for incentive purposes as Direct Operating Contribution divided by ending inventory.
(6)	Direct Operating Contribution is a non-GAAP measurement, which we define for incentive purposes as gross margin less inventory overstock charges, customer returns, scrap and cycle count adjustments, engineering costs, manufacturing absorption, purchase price variance, certain freight provisions, and certain direct selling expenses.

Pursuant to her employment agreement, Ms. Diddell’s annual bonus is based entirely on the achievement of personal performance objectives set by the Chief Executive Officer, which for fiscal 2008 included the satisfactory delivery of a strategic plan for our DSG business to the board at its October 2007 meeting. In fiscal 2008, Ms. Diddell earned 100% of the bonus for which she was eligible.

The Compensation Committee has approved several modifications to our annual incentive compensation plans for fiscal year 2009, including the addition of a performance-based metric for each of our executive officers based on our achievement of certain targets with respect to working capital efficiency, which the committee believes will better align the interests of executives with those of stockholders. The Compensation Committee is closely monitoring and reviewing our incentive compensation plans during fiscal year 2009 with the goal of assessing their achievement of our compensation objectives and implementing additional modifications with respect to fiscal year 2010 to better achieve those objectives.

Equity Based Compensation. Our 2001 Incentive Compensation Plan provides for grants of equity awards to our executive officers, other than the Chief Executive Officer, to encourage them to focus on long-term Company performance. The Stock Option Committee ordinarily makes grants of options to purchase common stock under the Incentive Compensation Plan, although it has granted awards of common stock and awards of restricted common stock.

Consistent with our policy of providing a total compensation package that includes equity based components, the Stock Option Committee makes periodic decisions (normally on an annual basis) regarding appropriate equity grants based on the Company’s achievement of its financial and strategic goals and the participants’ individual performance, based on recommendations from our Chief Executive Officer. The Stock Option Committee has the discretion to determine whether equity awards will be granted to the named executive officers and, if so, the number of shares subject to each award.

The Chief Executive Officer submits to the Stock Option Committee on at least an annual basis his recommendation for the amount and type of equity award to grant to each named executive officer. In determining whether to approve or adjust the recommended grants, the Stock Option Committee considers our financial performance in the prior fiscal year, the executive’s level of responsibility, historical award data and the Chief Human Resources Officer’s opinion regarding the equity compensation granted to executive officers at companies with which we compete for executive talent. The Stock Option Committee does not assign a specific weight to any of these factors, but rather these factors are evaluated on an aggregate and qualitative basis.

When awarded, stock options are granted at the fair market value of our common stock on the date of the grant. Under the terms of the Incentive Compensation Plan, the fair market value of the stock is the closing sale price of the stock on the date of grant. Our stock options, therefore, have value only if the stock price appreciates following the date the options are granted. Stock option awards to the named executive officers in fiscal 2008 vest over a five- year period with 20% of the stock option grant becoming exercisable 12 months after the date of grant. The remaining options vest and are exercisable in 20% increments over the next four years. The Stock Option Committee believes that this vesting schedule encourages long-term executive officer retention.

Each of the named executive officers other than the Chief Executive Officer and Mr. DeNeve received a grant of options to purchase the Company’s common stock under the Incentive Compensation Plan in fiscal 2008, as reported in the table for Grants of Plan-Based Awards on page 26. Mr. Petrini was granted options to purchase 12,500 shares of stock; Mr. Peloquin was granted options to purchase 15,000 shares; Ms. Diddell was granted options to purchase 12,500 shares; Ms. Dvorak was granted options to purchase 25,000 shares; and Mr. Fujii was granted options to purchase 2,500 shares. As described above, the number of options granted to each named executive officer was determined by the Stock Option Committee based on several factors and their judgment as to the grant level that would best achieve our compensation objectives with respect to each named executive officer.

The option awards in fiscal 2008 reflected the Stock Option Committee’s award of stock options to the named executive officers with respect to their performance in fiscal 2007. Grants based on performance in fiscal 2008 will be determined at a meeting of the Stock Option Committee to be held in October 2008 in connection with the annual meeting of stockholders.

Employees Stock Ownership Plan (ESOP). We maintain an ESOP to provide a vehicle for employee ownership of our common stock. We do not view the ESOP as an important part of the compensation of our named executive officers. On an annual basis, the board considers making a discretionary contribution to the ESOP if the Company has been profitable. No contribution is made for any fiscal year in which we have no after-tax profits. All contributions are made in the form of our common stock and are allotted pro rata to participants in the plan based on the participant’s fiscal year compensation (base compensation and annual cash bonus), up to a maximum compensation level of $225,000. The board did not authorize a discretionary contribution for fiscal 2008 because we did not have any after-tax profits.

Profit Sharing/401(k) Plan. We offer retirement benefits to our employees, including all of the named executive officers, through a tax-qualified Profit Sharing/401(k) Plan, which is a defined contribution plan designed to accumulate retirement funds for participating employees through individual and Company contributions. Participants are provided the opportunity to make salary reduction contributions to the plan on a pre-tax basis. We match 50% of the first 4% of salary and bonus contributed by participants.

Under the plan, the board may also make discretionary contributions to the plan to be allocated pro rata among the participants. The board evaluates our performance following each fiscal year and determines, based on a qualitative assessment with consideration of whether the Company achieved its performance objectives, whether and in what amount we should contribute to the plan. No contribution is made if we had no profits for the fiscal year. In fiscal 2008, the board determined not to make a discretionary contribution to the Profit Sharing/401(k) Plan because we did not have any after-tax profits.

Perquisites. We offer a very limited array of perquisites to our named executive officers, which include a car allowance and annual physical examination. The perquisites provided to each named executive officer in fiscal year 2008 totaled less than $15,000 and less than 10% of total annual salary and bonus reported for each named executive officer. We believe that these limited perquisites are an important element of compensation for attracting and retaining high caliber executive officers, but that perquisites are not the most effective means of achieving our compensation objectives.

Compensation for Non-employee Directors in Fiscal 2008

The board sets compensation for non-employee directors. The Compensation Committee periodically reviews the compensation paid to non-employee directors and makes recommendations to the board for any adjustments. No member of the Compensation Committee may act to fix his or her own compensation except for uniform compensation to directors for their services as a director. Non-employee directors’ compensation is guided by the following goals:

•	compensation should fairly pay directors for work required;

•	compensation should align directors’ interests with the long-term interest of stockholders; and

•	the structure of the compensation should be simple, transparent and easy for stockholders to understand.

The compensation of non-employee directors in fiscal 2008 is described on page 12.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

The Compensation and Stock Option Committees have reviewed the foregoing Compensation Discussion and Analysis (the “CD&A”) for the year ended May 31, 2008, and discussed the CD&A with management. In reliance on the reviews and discussions referred to above, the Compensation and Stock Option Committees have recommended to the board that the CD&A be included in the proxy statement for the year ended May 31, 2008, for filing with the SEC.

By the Compensation Committee:	By the Stock Option Committee:

Jacques Bouyer Scott Hodes Samuel Rubinovitz (Chairman)	Jacques Bouyer Samuel Rubinovitz (Chairman)

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Restricted Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)	Total ($)
Edward J. Richardson	2008	512,832	—	—	—		29,234	542,066
Chairman of the Board, President,	2007	494,778	—	—	813,512		30,282	1,338,572
and Chief Executive Officer
Kathleen S. Dvorak	2008	195,192	14,231	11,875	71,477		11,646	304,421
Executive Vice President, Chief Financial
Officer, and Chief Strategic Officer(4), (8)
David J. DeNeve	2008	24,231	—	—	—		733	24,964
Former Senior Vice President and	2007	261,778	—	25,037	83,177		26,775	396,767
Chief Financial Officer(5)
Daniel J. Fujii	2008	74,878	—	652	2,168		—	77,698
Former Interim Chief Financial Officer and Corporate Controller(6), (8)
Gregory J. Peloquin	2008	250,000	—	24,676	99,238		16,799	390,713
Executive Vice President and General	2007	221,270		18,527	83,836		26,793	350,426
Manager, RF, Wireless & Power Division
Wendy S. Diddell	2008	222,125	—	38,368	111,062		16,539	388,094
Executive Vice President,	2007	200,910	—	31,757	473,015	(7)	26,793	732,475
Corporate Development
Bart Petrini	2008	205,577	—	16,912	88,889		18,825	330,203
Executive Vice President and General
Manager, Electron Device Group(8)

(1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2008 for the fair value of stock options granted to each named executive officer in fiscal 2008, as well as prior fiscal years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts in this column reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by each named executive officer. For the relevant assumptions used in determining the fair value of stock option awards, refer to Note 1, “Stock-Based Compensation,” in the Notes to the Consolidated Financial Statements included in our Annual Report of Form 10-K filed with the SEC on July 31, 2008.
(2)	Mr. Richardson receives a bonus of 2% of our after tax profit. Ms. Dvorak’s, Mr. DeNeve’s, and Mr. Fujii’s non equity incentives were based 50% upon targeted levels of our earnings and 50% upon individual performance of established personal goals and criteria. Mr. Peloquin’s and Mr. Petrini’s, and in 2007 Ms. Diddell’s, non equity incentives were based 80% upon specific business unit actual financial results versus budgeted financial goals and 20% upon targeted levels of our earnings. In 2008, Ms. Diddell’s non equity incentive was based 100% upon individual performance of established personal goals.
(3)	The following descriptions identify the elements of “All Other Compensation” and quantifies those elements that exceed $10,000 in value. The compensation for each named executive officer includes, (1) $1,000 for monthly car allowance, (2) matching contributions made to the 401(k) savings plan on behalf of each named executive officer, (3) imputed income related to each named executive officer’s group term life insurance in excess of a $50,000 death benefit, (4) credit dollars related to health benefits (IRC Section 125), (5) amounts paid by us for a physical examination for each named executive officer, and (6) value of stock allocated to the named executive officer’s employee stock ownership account using the fair market value of our stock at May 30, 2008, or $5.65 per share, with respect to 2008, and at June 2, 2007, or $9.70 per share, with respect to 2007.
(4)	Ms. Dvorak’s salary represents a partial year commencing on November 5, 2007. The restricted stock award granted to Ms. Dvorak on November 5, 2007, vests in three equal annual installments, commencing one year from the date of grant. The amount represents the accounting expense recorded by the Company in fiscal 2008 related to the service-based vesting of the restricted stock grant.

(5)	Mr. DeNeve terminated his employment with the Company as of June 22, 2007.
(6)	Mr. Fujii terminated his employment with the Company as of November 5, 2007.
(7)	In addition to the annual incentives discussed in footnote (2), Ms. Diddell received a bonus of $404,040 related to the successful completion of the Company’s sale of its SSD/Burtek business unit in fiscal 2007.
(8)	Ms. Dvorak and Messrs. Fujii and Petrini were not named executive officers in 2007.

Grants of Plan-Based Awards

The following table sets forth information on equity and non-equity awards granted during fiscal year 2008 to the named executive officers.

Name	Grant Date	Restricted Stock Award (#)(1)	Grant Date Fair Value of Restricted Stock Awards ($)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Option Awards ($)(4)
Edward J. Richardson	—	—	$—	—	$—	$—
Kathleen S. Dvorak	11/5/2007	10,000	73,200	25,000	7.32	71,250
David J. DeNeve	—	—	—	—	—	—
Daniel J. Fujii	10/9/2007	—	—	2,500	7.24	7,425
Gregory J. Peloquin	10/9/2007	—	—	15,000	7.24	44,550
Wendy S. Diddell	10/9/2007	—	—	12,500	7.24	37,125
Bart Petrini	10/9/2007	—	—	12,500	7.24	37,125

(1)	The restricted stock award granted to Ms. Dvorak on November 5, 2007, vests in three equal annual installments, commencing one year from the date of grant.
(2)	The restricted stock award fair-value is based on the closing share price on the date of grant, or $7.32 on November 5, 2007.
(3)	The exercise price of the stock option awards is equal to the same day’s closing price of our common stock as reported on The NASDAQ Global Market.
(4)	The amounts in this column represent the full grant date fair value of stock option awards under SFAS 123(R) granted to the named executive officers in fiscal 2008. Generally, the full grant date fair value of stock option awards is the amount that the Company would expense in our financial statements over the award's vesting schedule. The fair value of stock option awards for the named executive officers is calculated using the Black Scholes value. The fair value for the grants on October 9, 2007, and November 5, 2007, were $2.97 and $2.85, respectively. The amounts in this column reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by each named executive officer. For the relevant assumptions used in determining the fair value of stock option awards, refer to Note 1, “Stock-Based Compensation,” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on July 31, 2008.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information on the holdings of stock option and stock awards by the named executive officers as of May 31, 2008.

	Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Edward J. Richardson	—	—	$—	—	—		$—
Kathleen S. Dvorak	—	25,000	7.32	11/5/2017	10,000	(4)	56,500
David J. DeNeve	—	—	—	—	—		—
Daniel J. Fujii	—	—	—	—	—		—
Gregory J. Peloquin	16,000	—	6.88	10/26/2009	—		—
	15,000	—	13.81	9/14/2010	—		—
	15,000	—	7.06	9/21/2011	—		—
	4,113	2,742	7.75	9/10/2014	—		—
	2,830	4,243	8.35	10/19/2015	—		—
	3,000	12,000	8.58	10/17/2016	—		—
	—	15,000	7.24	10/9/2017	—		—
Wendy S. Diddell	15,000	10,000	11.00	6/1/2014	—		—
	2,722	4,081	8.35	10/19/2015	—		—
	2,000	8,000	8.58	10/17/2016	—		—
	—	12,500	7.24	10/9/2017	—		—
Bart Petrini	3,000	12,000	9.60	11/2/2016	—		—
	—	12,500	7.24	10/9/2017	—		—

(1)	Options vest and become exercisable in annual increments of 20%, excluding Ms. Dvorak’s options which become exercisable in annual increments of 33%, commencing one year from the date of grant.
(2)	The expiration date of each option occurs ten years after the date of grant of each option. The table below provides the grant date for each outstanding equity award a the end of fiscal 2008 and the respective vesting schedule:
(3)	The market value of unvested restricted stock is based on a closing price of $5.65 per share of our common stock on The NASDAQ Global Market on May 30, 2008, the last trading date before May 31, 2008, the end of our fiscal year.
(4)	The restricted stock award granted to Ms. Dvorak on November 5, 2007, vests in three equal annual installments, commencing one year from the date of grant.

The table below provides the grant date for each outstanding equity award at the end of fiscal 2008 and the respective vesting schedule.

Name	Grant Date	Number of Restricted Shares Granted		Number of Stock Options Granted	Vesting Period
					Fiscal 2001	Fiscal 2002	Fiscal 2003	Fiscal 2004	Fiscal 2005	Fiscal 2006	Fiscal 2007	Fiscal 2008	Fiscal 2009	Fiscal 2010	Fiscal 2011	Fiscal 2012	Fiscal 2013
Kathleen S. Dvorak	11/5/2007	—		25,000	—	—	—	—	—	—	—	—	8,333	8,333	8,334	—	—
	11/5/2007	10,000	(1)	—	—	—	—	—	—	—	—	—	3,333	3,333	3,333	—	—
Gregory J. Peloquin	11/27/1999	—		20,000	4,000	4,000	4,000	4,000	4,000	—	—	—	—	—	—	—	—
	9/14/2000	—		15,000	—	3,000	3,000	3,000	3,000	3,000	—	—	—	—	—	—	—
	9/21/2001	—		15,000	—	—	3,000	3,000	3,000	3,000	3,000	—	—	—	—	—	—
	9/10/2004	—		6,855	—	—	—	—	—	1,371	1,371	1,371	1,371	1,371	—	—	—
	10/19/2005	—		7,073	—	—	—	—	—	—	1,415	1,415	1,415	1,415	1,413	—	—
	10/17/2006	—		15,000	—	—	—	—	—	—	—	3,000	3,000	3,000	3,000	3,000	—
	10/9/2007	—		15,000	—	—	—	—	—	—	—	—	3,000	3,000	3,000	3,000	3,000
Wendy S. Diddell	6/1/2004	—		25,000	—	—	—	—	—	5,000	5,000	5,000	5,000	5,000	—	—	—
	10/19/2005	—		6,803	—	—	—	—	—	—	1,361	1,361	1,361	1,361	1,359	—	—
	10/17/2006	—		10,000	—	—	—	—	—	—	—	2,000	2,000	2,000	2,000	2,000	—
	10/9/2007	—		12,500	—	—	—	—	—	—	—	—	2,500	2,500	2,500	2,500	2,500
Bart Petrini	11/2/2006	—		15,000	—	—	—	—	—	—	—	3,000	3,000	3,000	3,000	3,000	—
	10/9/2007	—		12,500	—	—	—	—	—	—	—	—	2,500	2,500	2,500	2,500	2,500

(1)	The restricted stock award granted to Ms. Dvorak on November 5, 2007, vests in three equal annual installments, commencing one year from the date of grant.

Employment Agreements

Kathleen S. Dvorak is employed as our Executive Vice President, Chief Financial Officer and Chief Strategy Officer under an employment agreement dated October 24, 2007, pursuant to which she received an initial base salary of $350,000, which is reviewed annually, and a bonus opportunity of up to 50% of her base salary if annually established performance goals are met. Pursuant to the terms of her employment agreement, Ms. Dvorak’s employment may be terminated at any time for any reason upon sixty days prior written notice. Ms. Dvorak may also terminate her employment with us for good reason, which includes a change of control of the Company, a reduction in her duties, or the failure of the Company to implement the strategic plans recommended by her. In any such event, we will continue to pay Ms. Dvorak for twelve months an amount equal to 100% of her then current base salary and 100% of her annual bonus opportunity. We will also pay for executive outplacement services for Ms. Dvorak for six months through the use of a company or consultant chosen by Ms. Dvorak in an amount not to exceed $27,500. During her employment term and for one year after termination for any reason, Ms. Dvorak is prohibited from competing against us. The agreement is for an indefinite term, during which Ms. Dvorak is employed on an at-will basis.

Gregory J. Peloquin is employed as our Executive Vice President and General Manager of our RF, Wireless & Power Division under an employment agreement dated October 21, 1999, pursuant to which he received an initial base salary of $125,000, which is reviewed annually, and a bonus opportunity of up to 50% of his base salary if annually established performance goals are met. Pursuant to the terms of his employment agreement, Mr. Peloquin’s employment may be terminated at any time for any reason upon ten days prior written notice, in which case, we will continue to pay Mr. Peloquin for six months an amount equal to 100% of his then current base salary. During his employment term and for one year after termination for any reason, Mr. Peloquin is prohibited from competing against us. The agreement is for an indefinite term, during which Mr. Peloquin is employed on an at-will basis.

Bart Petrini is employed as our Executive Vice President and General Manager of Electron Device Group under an employment agreement dated November 2, 2006, pursuant to which he received an initial base salary of $200,000, which is reviewed annually, and a bonus opportunity of up to 50% of his base salary if annually established performance goals are met. Pursuant to the terms of his employment agreement, Mr. Petrini’s employment may be terminated at any time for any reason upon ten days prior written notice, in which case, we will continue to pay Mr. Petrini for six months, an amount equal to 100% of his then current base salary and 100% of the bonus earned and paid during the twelve months prior to the date of termination. During his employment term and for one year after termination for any reason, Mr. Petrini is prohibited from competing against us. The agreement is for an indefinite term, during which Mr. Petrini is employed on an at-will basis.

Pursuant to the terms of her employment agreement dated June 1, 2004, as amended May 31, 2007, Wendy Diddell is employed as our Executive Vice President, Corporate Development. Under the terms of the employment agreement, Ms. Diddell received an initial base salary of $185,000, which is reviewed annually, as well as a bonus opportunity of up to 50% of her base salary if annually established performance goals are met. During her employment term and for one year after termination for any reason, Ms. Diddell is prohibited from competing against us. Ms. Diddell may terminate her employment with us at any time for any reason, and upon such a termination, we will be obligated to pay Ms. Diddell her then annual base salary for twelve months following such termination. Ms. Diddell’s employment with us is for an indefinite term, during which she is employed on an at-will basis.

Prior to his departure on June 22, 2007, David J. DeNeve was employed as our Senior Vice President and Chief Financial Officer under an employment agreement dated June 20, 2005. Under the terms of his employment agreement, Mr. DeNeve received an initial base salary of $250,000, which was reviewed annually, as well as a bonus opportunity of up to 50% of his base salary if annually established performance goals were met. The agreement provided that if we terminated Mr. DeNeve’s employment without “cause” (as defined in his employment agreement), we would pay Mr. DeNeve an amount equal to his annual salary, auto allowance and bonus for the last twelve-month period prior to termination, payable over the twelve months following termination.

Potential Payments Upon Termination Or Change In Control

The following table shows potential payments to our named executives under existing contracts, agreements, plans or arrangements for various scenarios under termination or a change in control, assuming a May 31, 2008, termination date or change in control.

Name(1)	Termination for Cause or Voluntary Termination without Good Reason	Voluntary Termination for Good Reason by Executive		Death	Disability	Termination without Cause by Company		Change in Control		Termination by Executive for any Reason
Edward J. Richardson	$—	$—		$—	$—	$—		$—		$—
Kathleen S. Dvorak	—	525,000	(2)	—	—	525,000	(2)	525,000	(2)	—
Gregory J. Peloquin	—	—		—	—	130,000	(3)	—		—
Wendy S. Diddell	—	—		—	—	233,333	(4)	233,333	(4)	233,333	(4)
Bart Petrini	—	—		—	—	298,889	(5)	—		—

(1)	Messrs. DeNeve and Fujii are omitted from the table because their employment with us had already terminated by May 31, 2008.
(2)	Ms. Dvorak’s severance would be an amount equal to her current annual base salary plus her annual bonus opportunity at target and would be paid in substantially equal installments on the Company’s regular payroll dates over a period of one year.
(3)	Mr. Peloquin’s severance would be an amount equal to six months of his current base salary and would be paid in substantially equal installments on the Company’s regular payroll dates over a period of six months.
(4)	Mr. Diddell’s severance would be an amount equal to her current base salary and would be paid in substantially equal installments on the Company’s regular payroll dates over a period of one year.
(5)	Mr. Petrini’s severance would be an amount equal to his current annual base salary plus the bonus compensation paid to him in the twelve months prior to termination and would be paid in substantially equal installments on the Company’s regular payroll dates over a period of one year.

PROPOSAL II

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee expects to engage Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending May 30, 2009.

Although the Audit Committee is not required to do so, it is submitting its expected selection of our independent registered public accounting firm for ratification at the annual meeting in order to ascertain the views of its stockholders. The Audit Committee will not be bound by the vote of the stockholders; however, if the proposed selection is not ratified, the Audit Committee would reconsider its selection.

One or more representatives of Ernst & Young LLP will be present at the annual meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from stockholders.

Our board of directors recommends that Ernst & Young LLP be ratified as our independent registered public accounting firm for fiscal 2009 and urges you to vote “FOR” this Proposal II.

AUDIT COMMITTEE REPORT

Three non-employee directors comprise the Audit Committee. Each director is independent as defined in the SEC and NASDAQ rules. The board has adopted a written charter for the Audit Committee which is available on our website of www.rell.com.

Pursuant to its written charter, the Audit Committee has:

•	Pre-approved all auditor services provided to the Company during the fiscal year ended May 31, 2008;

•	Reviewed and discussed the audited financial statements for the fiscal year ending May 31, 2008, with management and with the independent registered public accountants;

•

Reviewed and discussed management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and the independent registered public accountants’ evaluation of the Company’s internal control over financial reporting;

•	Discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards Board No. 61;

•

Received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent registered public accountants the accountants’ independence, and considered the compatibility of non-audit services provided to the Company by the accountants with their independence; and

•

Based on the review and discussion above, recommended to the board (and the board has accepted the recommendation) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2008.

Management is responsible for the Company’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The Audit Committee members are not employees of the Company and they may not be, and they may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent accountants are in fact “independent.”

Members of the Audit Committee

Samuel Rubinovitz

Harold L. Purkey

John R. Peterson (Chairman)

AUDIT FEES, AUDIT-RELATED FEES, TAX FEES, AND ALL OTHER FEES

The following table sets forth the aggregate fees billed for each of the last two years for professional services rendered by our principal registered public accounting firm for the respective years.

	2008	2007
Audit Fees(1)	$1,448,810	$1,594,022
Audit-Related Fees	—	—
Tax Fees(2)	$706,864	$1,691,049
All Other Fees	—	—

Total	$2,155,674	$3,285,071

(1)	Audit Fees were for professional services rendered for the audits of our annual financial statements included in our Forms 10-K for the fiscal years ended May 31, 2008, June 2, 2007, and June 3, 2006, the reviews of the financial statements included in our quarterly reports on Forms 10-Q and 10-Q/A during such fiscal years, statutory audits for certain of its non-U.S. subsidiaries and for the audits of our internal controls over financial reporting.
(2)	Tax Fees were for transfer pricing, tax compliance, and tax consulting services.

Audit Fees are reviewed and specifically approved by the Audit Committee on an annual basis. The Audit Committee has established formal policies and procedures for the pre-approval of audit-related, tax and other fees. These procedures include a review and pre-approval of an annual budget covering the nature of and amount to be expended for auditor services by specific categories of services to be provided. The Audit Committee pre-approved all Tax Fees shown above as billed in fiscal 2008 pursuant to its established policies and procedures.

STOCKHOLDER PROPOSALS

From time to time, stockholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at a meeting. To be considered, proposals must be submitted on a timely basis. Proposals for the 2009 annual meeting submitted pursuant to SEC Rule 14a-8 must be received by us no later than May 8, 2009. Any such proposals, as well as any questions related thereto, should be directed to our Secretary. Any stockholder proposal proposed for submission at our 2009 Annual Meeting outside the process of SEC Rule 14a-8 after July 17, 2009, shall be considered untimely. If such a proposal is submitted after that date, the proxy holder or holders may exercise their discretionary authority, as conferred in the proxy, in voting on such proposal at such meeting.

OTHER MATTERS

Our annual report on Form 10-K to stockholders for the year ended May 31, 2008, including financial statements, accompanies this proxy statement. However, no action is proposed to be taken at the meeting with respect to the annual report, and it is not to be considered as constituting any part of the proxy soliciting material.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding”. This means that only one copy of either the proxy notice or this proxy statement and Annual Report on Form 10-K may have been sent to multiple stockholders sharing an address unless the stockholders provide contrary instructions. We will promptly deliver a separate copy of these documents to you if you call or write us at:

Richardson Electronics, Ltd.

40W267 Keslinger Road

P.O. Box 393

LaFox, Illinois 60147-0393

Attention: Secretary

(630) 208-2200

If you want to receive separate copies of our proxy statements and annual reports to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address, phone number or e-mail address.

As of the date of this proxy statement, we know of no other business likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the form of proxy or their substitute will vote said proxy according to their best judgment.

By order of the Board of Directors,

EDWARD J. RICHARDSON

Chairman of the Board,

Chief Executive Officer and President

September 15, 2008

RICHARDSON ELECTRONICS, LTD.

40W267 Keslinger Road

P.O. Box 393

LaFox, Illinois 60147-0393

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Edward J. Richardson and Kyle C. Badger as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock and Class B Common Stock of Richardson Electronics, Ltd. held of record by the undersigned on August 12, 2008, at the Annual Meeting of Stockholders to be held on October 7, 2008 or any adjournment thereof.

1. ELECTION OF DIRECTORS	☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY
	(except as marked to the contrary below)	to vote all nominees listed below

Edward J. Richardson, Jacques Bouyer, Scott Hodes,

Ad Ketelaars, John R. Peterson, Harold L. Purkey and Samuel Rubinovitz.

INSTRUCTION: To withhold authority to vote for any individual nominees write that nominee’s name in the space provided below.

____________________________________________________________________________

2.	PROPOSAL TO APPROVE the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(continued on other side)

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1 thru 2.

Please sign exactly as name appears below. For joint accounts, all tenants should sign. If signing for an estate, trust, corporation, partnership or other entity, title or capacity should be stated. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED _____________________________, 2008

Signature

Signature if held jointly

RICHARDSON ELECTRONICS, LTD.	VOTING INSTRUCTION FORM

THIS VOTING INSTRUCTION FORM IS SOLICITED ON BEHALF OF

THE TRUSTEE OF THIS ESOP.

The undersigned hereby directs GreatBanc Trust Company, as Trustee of the Richardson Electronics, Ltd. Employees Stock Ownership Plan to vote, as designated below, all the shares of Common Stock of Richardson Electronics, Ltd. allocated to the account of the undersigned in the Richardson Electronics, Ltd., Employee Stock Ownership Plan on August 12, 2008 at the Annual Meeting of Stockholders to be held on October 7, 2008 or any adjournment thereof.

1. ELECTION OF DIRECTORS	☐ FOR ALL nominees listed below	☐ WITHHOLD AUTHORITY
	(except as marked to the contrary below)	to vote for all nominees listed below

Edward J. Richardson, Jacques Bouyer, Scott Hodes, Ad Ketelaars,

John R. Peterson, Harold L. Purkey and Samuel Rubinovitz

INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee’s name in the space provided below:

____________________________________________________________________________

2.	PROPOSAL TO APPROVE the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

This voting instruction form when properly executed will be voted in the manner directed herein by the Trustee, subject to the Trustee’s obligations under ERISA. If no direction is made, this voting instruction form will be voted for Proposals 1 thru 2.

Please sign exactly as name appears above.

DATED: 2008
Signature

PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING INSTRUCTION FORM PROMPTLY